EX-3.3

                                    RESTATED
                          ARTICLES OF INCORPORATION OF
                     WESTERN INSTITUTE OF SCIENCE AND HEALTH

Charles Newman and David Weaver certify that:

1. They are the President and Secretary, respectively, of Western Institute of Science and Health, a California Corporation.

2. The Articles of Incorporation of this Corporation are amended and restated to read as follows:

                                  ARTICLE ONE:

The name of this Corporation is Sonoma College, Inc.

                                  ARTICLE TWO:

The purpose of this Corporation is to engage in any lawful act or activity for which a Corporation may be organized under the General Corporation Law of California, other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

                                 ARTICLE THREE:

The total number of common shares which the Corporation is authorized to issue is seven thousand five hundred (7,500).

                                  ARTICLE FOUR:

       (a) The liability of the directors of the Corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.

       (b) The Corporation is authorized to provide indemnification of agents (as defined in Section 317 of the California Corporations Code) through bylaw provisions, agreements with the agents, vote of shareholders or disinterested directors, or otherwise, in excess of the indemnification otherwise permitted by Section 317 of the California Corporations Code, subject only to the applicable limits set forth in Suction 204 of the California Corporations Code with respect to actions for breach of duty to the Corporation and its shareholders.

       (c) The Corporation is further authorized to provide insurance for agents as set forth in Section 317 of the California Corporations Code, provided that, in cases where the Corporation owns all or a portion of the shares of the company issuing the insurance policy, the company and/or the policy must meet one of the two sets of conditions set forth in Section 317, as amended.

       (d) Any amendment, repeal or modification of the foregoing provisions of this Article Four shall not adversely affect any right or protection of an agent of this Corporation existing at the time of such amendment, repeal or modification.

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3.     The foregoing  Amendment and Restatement of Articles of Incorporation has
       been duly approved by the Board of Directors.

4. The foregoing Amendment and Restatement of Articles of Incorporation has been duly approved by the required vote of Shareholders in accordance with Section 902 of the California Corporations Code. The total number of outstanding shares of the Corporation is five hundred (500). The number of shares voting in favor of the Amendment equaled or exceeded the vote required. The percentage vote required was more than 50%. We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge

Date: December 19, 2003


                                                /s/ Charles Newman
                                          -------------------------------
                                             Charles Newman, President


                                                 /s/ David Weaver
                                          -------------------------------
                                              David Weaver, Secretary